Commerce Asset Management’s Code of Ethics

1.	General Provisions

1.1.	Commerce Asset Management’s Professional Responsibilities

Commerce Asset Management is dedicated to providing effective and appropriate professional investment management services to a wide variety of institutional and individual advisory clients.  Our reputation is a reflection of the quality of our employees and their dedication to excellence in serving our clients.  To ensure these qualities and our dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to effectively serve as investment management professionals.  In addition, every employee is expected to demonstrate the highest standards of business conduct, compliance with federal securities laws, reporting and record keeping of personal securities transactions and holdings, reviews and sanctions for continued employment with Commerce Asset Management.

Commerce Asset Management has both individual and institutional advisory clients.  When used herein, the term “client” includes individual and institutional investors for whom Commerce Asset Management provides investment supervisory services or manages investment advisory accounts.

The SEC and the courts have stated that registered investment advisers have a fiduciary responsibility to their clients.  In the context of securities investments, fiduciary responsibility should be thought of as the duty to place the interests of the client before that of the person providing investment advice.  Failure to do so may render the adviser in violation of the anti-fraud provisions of the Advisers Act.  Fiduciary responsibility also includes the duty to disclose material facts that might influence an investor’s decision to purchase, or refrain from purchasing, a security recommended by the adviser, or to engage the adviser to manage the client’s investments.  The SEC has made it clear that the duty of an investment adviser not to engage in fraudulent conduct includes an obligation to disclose material facts to clients whenever the failure to disclose such facts might cause financial harm.  An adviser’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict, or potential conflict, of interest between the employees of the adviser and its clients.

Under SEC Rule 204A-1, effective August 31, 2004, with a compliance date of February 1, 2005, advisers are required to adopt a written Code of Ethics reasonably designed to prevent and detect conflicts of interest that arise from personal trading by its employees.  The intent of this Rule is to prevent fraud by enforcing fiduciary principles that govern the conduct of advisory firms and their personnel. In addition to establishing a Code of Ethics, advisers are also required to “maintain” and “enforce” the Code of Ethics.

In meeting its fiduciary responsibilities to our clients, Commerce Asset Management has promulgated this Code of Ethics (“Code”) addressing the potential problems in the purchase and/or sale of securities in the personal accounts of our employees or in those accounts in which our employees may have a direct or indirect beneficial interest and reporting.  Commerce Asset Management has also opted to incorporate into its Code, Section 204 Policies and Procedures on Insider Training (see Section 7 below).

This Code is intended to lessen the chance of any misunderstanding between Commerce Asset Management and our employees regarding trading activities and insider trading infractions.  In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with Commerce Asset Management’s Chief Compliance Officer (“CCO”).  The CCO, may under circumstances that are considered appropriate and necessary, grant exceptions to the provisions contained in this Code only when it is clear that the interests of Commerce Asset Management’s clients will not be adversely affected.  All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients even at the expense of the interest of our employees.  The CCO will periodically report compliance with the Code to the firm’s CEO and President.

To “enforce” the policies and procedures contained in the Code, the CCO or his designee will provide periodic training for employees on requirements imposed by the Code.  The CCO will maintain copies of the current and previous versions of the Code as required under the Investment Advisers Act.  The CCO shall also maintain evidence of training as well as individual Code acknowledgements documenting that each firm employee has read and will adhere to the Code.

Rule 204A-1(a)(4) states that supervised employees have an obligation to report any violations of the Code promptly to the CCO or to his designee.  It is Commerce Asset Management’s policy that any violation of this Code of Ethics should promptly be reported to the CCO.

1.2.	Failure to Comply with the Provisions of this Code – Sanctions

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with Commerce Asset Management.  As such, it is important that employees understand the reasons for compliance with this Code.  Commerce Asset Management’s reputation for fair and honest dealing with its clients and the investment community in general, has taken considerable time to build.  This standing could be seriously damaged as the result of even a single action considered questionable in light of the fiduciary duty owed to our clients.  Employees are urged to seek the advice of the CCO for any questions as to the application of this Code to their individual circumstances.

Violations of the Code are subject to CSG Holdings, LLC global policy concerning Sanctions for Violations of Policies and Procedures as then currently in effect.

2.	Applicability of the Code’s Restrictions and Procedures

2.1.	Supervised Person

Section 202(a)(25) of the Advisers Act defines “Supervised Person” to include any partner, officer or director (or other persons occupying a similar status or performing similar functions); employee of an investment adviser; or, other person who makes, participates in making, or whose activities relate to making any recommendations as to the purchase and/or sale of securities on behalf of the adviser and is subject to the supervision and control of the investment adviser.

Rule 204A-1 requires that all Supervised Persons of Commerce Asset Management be provided with a copy of this Code and that each Supervised Person provide written acknowledgement of their receipt of the Code and any amendments.  Moreover, all Supervised Persons must report any violations of this Code that come to their attention to the CCO.

2.2.	Access Persons

For purposes of Rule 204A-1(e)(1) of the Advisers Act,  “Access Persons” include those Supervised Persons who participate in making securities recommendations to clients, or who have access to such recommendations, or who have access to non-public information regarding any client accounts,  and any other person who provides investment advice on Commerce Asset Management’s behalf.

Inasmuch as providing investment advice is our primary business, all directors, officers, and partners are considered Access Persons.  In addition, because Commerce Asset Management is actively involved in managing the investments of individual and institutional clients, many of our employees will be deemed by Commerce Asset Management to fall within the definition of “Access Person.”  Any employee deemed an Access Person may contest such designation.  However, any change as to such designation will be made at the sole discretion of the CCO.  Any such change in designation must be documented and filed in the employee’s personnel file.  The CCO shall maintain lists of Supervised Persons as well as Access Persons.  Commerce Asset Management considers all Supervised Persons to be deemed Access Persons.

Rule 204A-1 requires Access Persons to report their securities holdings and personal securities transactions as outlined below.  As a matter of best practice, Commerce Asset Management may require all Supervised Persons to report their securities holdings and personal securities transactions.  Any such reports by Supervised Persons will be maintained as a part of firm records.

3.	Securities Subject to the Provisions of this Code

3.1.	“Covered Securities”

Section 202(a)(18) of the Advisers Act and Section 2(a)(36) of the Investment Company Act both define the term “Security” as follows:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “Covered Security” shall mean all such securities described above except:

•	Securities that are direct obligations of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares of any registered open-end investment company unless managed by Commerce Asset Management or any of our affiliates;
•	Any transaction exempt from registration is not subject to the prior clearance provisions of this Section.

Although the term “covered security” under the Advisers Act and the Investment Company Act represents an all-inclusive list of investment products, for purposes of this Code, the term will most often apply to those securities listed on any of the nationally recognized stock exchanges of the United States (i.e., New York Stock Exchange, American Stock Exchange, Chicago Stock Exchange, Pacific Stock Exchange, Philadelphia/Baltimore Stock Exchange, or the NASDAQ Stock Market, etc.)  However, if there is any question by an Access Person as to whether a security is “covered” under this Code, he/she should consult with the CCO for clarification on the issue before entering any trade for his/her personal account.

In addition to the above restrictions, no employee deemed to be an “Access Person” shall purchase or sell any covered security for any account in which he/she has any beneficial interest, if:

•	Such security is listed on Commerce Asset Management’s Restricted List;
•	There is any possible conflict of interest or appearance thereof.

Note: This provision may be waived by the CCO in special situations upon full explanation and written request by the Access Person.

3.2.	Securities Not Subject to Restrictions

Reporting of securities transactions pursuant to an automatic investment plan or in accounts in which the Access Person has a beneficial interest, but over which he/she has no direct or indirect control, are not required by Rule 204A-1and are not subject to the trading restrictions of this Code; however, the Access Person should advise the CCO in writing, giving the name of the account(s), the person(s) or firm(s) responsible for its management, and the reason for believing that he/she should be exempt from reporting requirements under this Code.

3.3.	Pre-Approval of Securities Accounts

All Access Persons must receive prior approval from the CCO before opening a new securities account.  Forms for this approval process may be obtained from the CCO or in the compliance forms area on the company network.

4.	Limitations on Personal Trading by Supervised Persons

Personal securities transactions by Commerce Asset Management’s Supervised Persons are subject to the following trading restrictions:

No employee may purchase or sell the publicly traded securities of any Commerce Asset Management’s or Consulting Services Group Client.

In addition, all Commerce Asset Management Supervised Persons should check the Restricted Securities List that is available in the firm’s mailroom and online via the Compliance Info folder on the firm network.

5.	Securities Reporting by Access Persons

5.1.	Initial Securities Holding Reports by Access Persons

All Access Persons of Commerce Asset Management must provide the CCO or his designee with an Initial Securities Holding Report no later than 10 days after becoming an Access Person and it must be current as of a date no more than 45 days prior to the date the report was submitted.  The CCO shall acknowledge his review of the Initial Securities Holding Report by his initials.  This report (which may be satisfied through the provision of brokerage statements containing the same information) must include the following information:

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A list including the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial interest or ownership as of the date the employee became an Access Person;

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The name of any broker, dealer or bank with which the Access Person maintained an account, or in any other account in which securities were held for the direct or indirect benefit or ownership of the Access Person;

•	The date the report is submitted to the CCO by the Access Person.

5.2.	Quarterly Transaction Reports - Rule 204A-1(b)(2) of the Advisers Act

Every Access Person must submit a Personal Securities Trading Report to the CCO not later than 30 days after the end of each calendar quarter listing all securities transactions executed during that quarter in the Access Person’s brokerage account(s) or in any account(s) in which the Access Person may have any direct or indirect beneficial interest or ownership.  The quarterly Personal Securities Trading Report, if utilized in lieu of a Substitute Report (see below), must contain the following information:

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The date of each transaction, the name of the covered security, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of the security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price at which the covered security was effected;
•	The name of the broker, dealer or bank through whom the transaction was effected;
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In addition to the securities transaction data, the report will contain representations that the Access Person (i) during the period, has not purchased or sold any securities not listed on the report; (ii) has not opened a securities brokerage account during the period which has not been reported to Commerce Asset Management, and (iii) agrees to notify Commerce Asset Management if he/she opens a personal securities account which has not otherwise been disclosed to Commerce Asset Management.

•	The date the report is submitted to the CCO by the Access Person. (Note: The report must be submitted to the CCO within 30 days following the end of the quarter.)

In lieu of completing a Personal Securities Trading Report, an Access Person may satisfy this duty by providing for the receipt of duplicate trade confirmations or account statements to Commerce Asset Management provided such information is in the possession of Commerce Asset Management no later than 30 days after the close of the calendar quarter in which such transactions take place (such activity to be defined as a “Substitute Report”).

Following submission of the Personal Securities Trading Report or a Substitute Report, the CCO or his designee will review each statement for any evidence of improper trading activities or conflicts of interest by the Access Person.  No Access Person will be responsible for reviewing his/her own report.  The CCO or his designee will evidence review of the Substitute Reports or Personal Securities Trading Reports directly thereupon.  Records required under this provision of the Code shall be maintained in accordance with the record retention provisions of Rule 204-2(e) of the Advisers Act.  The COO shall monitor the Substitute Reports or Personal Securities Trading Reports of the CCO.

A sample Quarterly Personal Securities Transaction Report form is included as Exhibit 6 of Commerce Asset Management’s Supervisory and Compliance Procedures Manual.

5.3.	Annual Securities Holdings Report

Rule 204A-1(b)(1)(ii) requires Access Persons to submit an Annual Personal Securities Holdings Report to the CCO listing all covered securities held by that person on a date specified by the adviser. The information on the report must be current as of a date no more than 45 days prior to the date the report was submitted.  The report must be submitted to the CCO or his designee annually as designated.  The Annual Personal Securities Holding Report must contain the following information:

•	The title, number of shares and principal amount (if fixed income securities) of each covered security in which the Access Person had any direct or indirect beneficial ownership interest or ownership;
•	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any covered securities are held for the direct or indirect benefit of the Access Person; and
•	The date the annual report is submitted by the Access Person to the CCO.

Following submission of the Annual Personal Securities Holding Report, the CCO or his designee will review each report for any evidence of improper trading activities or conflicts of interest by the Access Person.  After careful review of each report, the CCO or his designee will evidence review of the Annual Personal Securities Holding Report directly thereupon.

5.4.	Pre-Clearance Policy for IPOs and Limited Offerings

In order to directly or indirectly acquire beneficial ownership in any security in an initial public offering (IPO) or in a limited offering (private placement), an Access Person must:

•	Obtain written pre-clearance for the transaction from the CCO, and
•	In connection with a pre-clearance request, certify that the proposed transaction complies with this policy.

The CCO shall review the circumstances surrounding the request to engage in an IPO or private placement and will then make a decision as to whether such transaction will be approved.  A pre-clearance will expire five (5) business days from the time the pre-clearance is granted, unless otherwise provided by the CCO.  Pre-clearance must be obtained and the certification must be made in writing.  Access Persons must complete and sign the Request for Pre-Clearance to Trade Securities form available from the CCO or his designee.

Copies of all completed Request for Pre-Clearance to Trade Securities forms, with required signatures, will be retained by the CCO for, at a minimum, the period required under the Advisers Act.

6.	Reports of Access Persons’ Securities Trades in Accounts with Broker/Dealers

All Access Persons of Commerce Asset Management having account(s) with any broker/dealer must ensure that the account(s) are established so that duplicate copies of monthly account statements are submitted directly to Commerce Asset Management by the broker/dealer.

7.	Personal Securities Transactions and Insider Trading

The definition and application of inside information is continually being revised and updated by the regulatory authorities.  If a Supervised Person of Commerce Asset Management believes he/she is in possession of inside information, it is critical that he/she not act on the information or disclose it to anyone, but instead advise the CCO, or a principal of Commerce Asset Management, accordingly.  Acting on such information may subject the Supervised Person to severe federal criminal penalties and the forfeiture of any profit realized from any transaction.

a.	Background – Section 206-4

The anti-fraud provision of Section 206 of the Investment Advisers Act of 1940 is expressed generally in terms of prohibiting an investment adviser from defrauding his clients or prospective clients.  However, the anti-fraud provisions of section 17(a) of the Securities Act of 1933, and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, are expressed in all-embracing terms of defrauding any person, directly or indirectly, in the offer or sale of any security or in connection with the purchase or sale of any security.

Like many active market participants, investment advisers may have access to material information that has not been publicly disseminated.  The investment adviser may then use such information improperly to effect transactions in securities to the detriment of others in the investing public who may not be his clients or prospective clients.  This may be a situation where the investment adviser’s clients are benefiting from the information to the detriment of the investing public.

An investment adviser may be an officer or director of a corporation, an investment company, bank, etc. who, in the ordinary course of business, may receive “inside,” non-public, or confidential information pertaining to securities or their issuers.  Non-public information may be obtained through associations with insiders of such entities.  In these cases, where non-public information is obtained or received, there is a duty and obligation under the law generally not to trade on such information, until this information becomes public.  In other words, such information must be disclosed publicly before trades in those securities can be made.

b.	Section 204A

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act (“Insider Trading Act” or “ITA”) in response to the misuse of material non-public information during the Ivan Boesky, Michael Milken, et al. insider trading scandals.  Section 204A of the Advisers Act was enacted in response to the ITA to combat the misuse of material non-public information by advisers, their employees, affiliates, or clients through insider trading or otherwise.

Section 204A requires that an adviser establish, maintain, and enforce written policies and procedures reasonably designed to preserve the confidentiality of information; to prevent possible insider trading and the misuse of material, non-public information by the adviser or any person associated with the adviser; and, to punish employees who obtain and trade on such information or disseminate the information to third parties (“tippees”).  At the same time, Congress significantly increased the penalties controlling persons are subject to for insider trading by their employees and other persons under their control.

In addition to establishing Section 204A procedures, the section requires that the adviser “enforce” the procedures by conducting periodic training for employees on how they might recognize “insider information” or “non-public information” and the steps to be taken if they obtain such information.

In light of the increased focus on insider trading and increased penalties, it is important for an adviser to implement the necessary policies and procedures in order to protect itself against the significant monetary penalties and damage in reputation that may result from an insider trading violation.  The SEC has made a review of the required policies and procedures a focal point in its inspections of advisers.

c.	Responsibilities of Commerce Asset Management and Employees of Commerce Asset Management Regarding Insider Trading

In meeting the requirements of Section 204A, the CCO has established such policies and procedures regarding insider trading as are appropriate to the type of products and services offered through Commerce Asset Management as part of Commerce Asset Management’s Code.  The CCO, or his designee, is responsible for overseeing compliance with insider trading guidelines and providing a resource for giving guidance and answering employee questions.  The insider trading policy applies to all employees of Commerce Asset Management who have any knowledge of the securities being traded or access to confidential information.  However, all employees of Commerce Asset Management are expected to read and be familiar with the insider trading policies and procedures.

In meeting the requirement to “enforce” the provisions of Section 204A, every employee of Commerce Asset Management, as stated above, will annually sign a disclosure statement attesting to his understanding of his duties and responsibilities outlined in the Code including a section regarding the use and/or dissemination of insider information.  The CCO will maintain copies of each employee’s signed disclosure statement.  The signed statement of each employee will contain wording to the effect that the employee has read and understands Commerce Asset Management’s insider trading policies.

d.	What Is Insider Information?

By way of example, violations of the insider trading rule that have been cited by the SEC include persons who traded on non-public information / insider trading information such as:

•	a company that had made a rich ore find;
•	a company that had cut its dividend;
•	a company that had sustained its first and unexpected loss;
•	a company whose earnings projections showed a substantial increase;
•	a company whose earnings projections showed a substantial decrease; and,
•	a tender offer was to be made for a company’s securities above the market price.

Legal sanctions may be imposed on any of the following parties for trading on non-public information:

•	persons inside a company who traded his/her company’s stock on non-public information;
•	persons outside the company who traded the stock on non-public information;
•	persons inside the company who told persons outside the company who traded the stock; and
•	persons outside the company who told other persons outside the company who traded the stock.

If an employee of Commerce Asset Management, regardless of position, receives information he believes is material non-public information, he/she must convey such information to the CCO.  The CCO will then make a judgment as to the handling of such information in order to prevent possible charges of 204A insider trading violations.  Failure of the employee to disclose such information to the CCO in a timely manner may result in termination of the employee.

e.	Actions Not Deemed to be Insider Trading Policies

Although Commerce Asset Management’s insider trading policy applies to all employees, two divergent sets of circumstances exist under which a portfolio manager/analyst of Commerce Asset Management may receive material, non-public information, as well as correspondingly different duties regarding a portfolio manager’s obligation to achieve public disclosure of the information.

First, a portfolio manager/analyst may receive the information through a special or confidential relationship with an issuer.  In that event he may use it only for that purpose (assuming it is lawful) and obviously need not encourage disclosure.  Examples include, receiving information as a representative of the underwriter of the issuer (where the issuer is obligated to disclose it to the underwriter), or receiving it as a financial consultant or lender to the issuer.  Such relationships very likely may make the analyst and his firm constructive or temporary insiders of the issuer.

Second, a portfolio manager/analyst may receive information from an issuer, although no special or confidential relationship exists between them.  In the absence of such a relationship with the issuer, the portfolio manager/analyst should usually make an effort to achieve public disclosure.  For example, if a portfolio manager/analyst inadvertently hears an officer tell an outsider by telephone of a significant corporate event, such as a large unannounced quarterly loss, he should encourage the officer to make a public announcement.

f.	Commerce Asset Management’s Section 204A Policies and Procedures on Insider Trading

The following procedures have been established to assist Commerce Asset Management’s employees in avoiding violations of the insider trading provisions of Section 204A of the Advisers Act.  Every employee of Commerce Asset Management must follow these procedures or risk being subject to the sanctions described above.  If an employee has any questions about these procedures, he/she should bring such questions promptly to the CCO.

(1)               Identification of Insider Information

Every employee of Commerce Asset Management must be able to determine if information is material and/or non-public.  This determination may be made by asking the following two questions:

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Is the information material?  Would an investor consider this information important in making an investment decision?  Would disclosure of this information substantially affect the market price of the security?

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Is the information non-public?  To whom has this information been provided?  Has the information been effectively communicated to the marketplace through publication in any magazine or newspaper of general circulation, or through some other media available to the public?

If, after considering the above, an employee believes that the information may be material and/or non-public, he/she should:

•	Report the matter promptly to the CCO, disclosing all information which the employee believes may be relevant on the issue of whether the information is material and non-public.
•
Refrain from purchasing or selling any security about which such information has been received.  This prohibition applies to the employee’s personal securities account(s), any account(s) in which he/she may have a beneficial interest, and any client account(s) managed by Commerce Asset Management.

•	Not communicate the information to anyone outside the firm or within the firm, other than Commerce Asset Management’s CCO.

After reviewing the information, the CCO will determine whether such information is material and non-public and will advise the employee accordingly of the appropriate course of action.

(2)	Supervisory Procedures for Dealing with Material Nonpublic Information

The CCO is essential for the implementation and enforcement of Commerce Asset Management’s procedures against insider trading.  The supervisory procedures set forth below are designed to prevent insider trading by Commerce Asset Management’s employees and to detect such trading if it occurs and to provide appropriate sanctions for violations of these procedures.

Steps to Prevent Insider Trading

•	Every new employee of Commerce Asset Management will be provided with a copy of these procedures regarding insider trading, receipt of which will be acknowledged.
•	The CCO will enforce the applicable Personal Securities Trading Restrictions provided in this Focus Area and in Appendix B, Commerce Asset Management’s Code of Ethics of this Compliance Manual.
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The CCO will, on a regular basis, conduct training to familiarize employees with Commerce Asset Management’s insider trading procedures.  Such training may be held more often for those employees working in areas where they are more likely to receive inside information in the course of their duties.

•	The CCO will be available to assist Commerce Asset Management’s employees on questions involving insider trading or any other matters covered in Commerce Asset Management’s Compliance Manual.
•	The CCO will resolve issues of whether information received by an employee of Commerce Asset Management is material and non-public.
•	The CCO will review on a regular basis and update as necessary Commerce Asset Management’s Compliance Manual and procedures related thereto.

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If it has been determined that an employee of Commerce Asset Management has received material non-public information, the CCO will (i) implement measures to prevent dissemination of such information, (ii) place such security on Commerce Asset Management’s restricted trading list, and (iii) immediately advise all employees of the inclusion of the security on the restricted list.

Steps to Detect Insider Trading

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The CCO will review all personal securities transactions by employees to ensure that such activities are in compliance with the applicable Personal Securities Trading Restrictions provided in Appendix B, Commerce Asset Management’s Code of Ethics, of this Compliance Manual.

•	The CCO will review excess trading activities in any client accounts handled by Commerce Asset Management’s portfolio managers
•	The CCO will review the trading activities, particularly excessive trading, in Commerce Asset Management’s proprietary accounts, if any, and
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The CCO will conduct such investigation, as necessary, when the CCO has reason to believe that any employee of Commerce Asset Management has received and acted (traded) on inside information or has disseminated such information to other persons.

8.	Dealings with Clients

No Supervised Person may directly or indirectly purchase from or sell to a client of Commerce Asset Management any security, unless the transaction is pre-approved in writing by the CCO or his designee. Supervised Persons of Commerce Asset Management are prohibited from ever holding customer funds or securities or acting in any capacity as custodian for a client account.  Moreover, Supervised Persons are prohibited from borrowing money or securities from any client of Commerce Asset Management and from lending money to any client of Commerce Asset Management, unless the client is a member of the Supervised Person’s immediate family and the transaction has been approved in writing by the CCO or his designee.

9.	Other Restricted Activities Applicable to All Supervised Persons of Commerce Asset Management

9.1	Outside Business Interests

A Supervised Person who seeks or is offered a position as an officer, trustee, director, or is contemplating employment in any other capacity in an outside enterprise is expected to discuss such anticipated plans with the CCO or his designee prior to accepting such a position.  Information submitted to the CCO will be considered as confidential and will not be discussed with the Supervised Person’s prospective employer without the Supervised Person’s permission.

Commerce Asset Management does not wish to limit any Supervised Person’s professional or financial opportunities, but needs to be aware of such outside interests so as to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients.  Understandably, Commerce Asset Management must also be concerned as to whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a Supervised Person.

9.2	Personal Gifts

Personal gifts of cash, fees, trips, favors, etc. of more than a nominal value to a Supervised Person of Commerce Asset Management are discouraged.  Gratuitous trips and other favors whose value may exceed $100 should be brought to the attention of the CCO.

Gifts given by Commerce Asset Management Supervised Persons in relation to the business of Commerce Asset Management or a related company are limited to $100 per year per person.  Gifts of tickets to sporting events, or similar gifts where the employee does not accompany the recipient, are subject to this $100 limitation.  Such gifts may not be so frequent, or so expensive, as to raise a suggestion of unethical conduct.

Employees are required to notify Compliance of gifts relating to customers or prospective customers.  Compliance is responsible for causing the maintenance of a record of gifts; the record is subject to review by regulators.

9.3	Use of Source Material

Investment related materials (research reports, investment summaries, etc.) written by Supervised Persons of Commerce Asset Management for distribution outside of the company or available to outside parties should be original information and, if appropriate, include proper reference to sources.  It is not necessary to reference publicly available information.  However, any investment related material referencing Commerce Asset Management or bearing Commerce Asset Management’s name or logo must first be submitted to the CCO prior to presentation to outside parties.

9.4	Communications with Clients through Radio, Television and Other Media

Supervised Persons of Commerce Asset Management are encouraged to participate in lectures, seminars, and media appearances where the purpose of such communications is to provide investment advice or explain the services offered through Commerce Asset Management.  However, the Supervised Person must submit to the CCO for approval, prior to presentation, an outline of any speech or lecture to members of the general public which discusses investments in general or specific securities currently recommended by Commerce Asset Management.

Supervised Persons making appearances on radio or television programs as representatives of Commerce Asset Management are prohibited from recommending any specific security, unless such security is currently on Commerce Asset Management’s list of approved investments.  In situations where a Supervised Person is asked his/her opinion on the investment merits of a security not on Commerce Asset Management’s recommended list, the Supervised Person should make it clear to the audience that any opinion given is his/her own and not necessarily that of Commerce Asset Management.

10.	Promulgation, Execution and Distribution of the Code

The Executive Management Committee (“EMC”) of CSG Holdings have read and approved this Code of Conduct/Ethics regarding personal securities trading and other matters by Access Persons / Supervised Persons of Commerce Asset Management.  In addition to having approved this Code, the EMC agrees to review at least annually the provisions of this Code which may require periodic revisions, clarifications, or up-dating so as to comply with the provisions of the Investment Advisers Act, the Investment Company Act and SEC interpretations thereof with respect to personal securities trading and other matters by Access Persons / Supervised Persons of Commerce Asset Management.

11.	Acknowledgment of Receipt of Commerce Asset Management’s Code of Ethics Including Section 204A Policies and Procedures

Supervised Person of Commerce Advisors

I have read Commerce Asset Management’s Code of Ethics regarding personal securities trading, other potential conflicts of interest, and policies and procedures to prevent the misuse of material non-public information.  I understand these policies and agree to comply with the provisions therein.

Name of Supervised Person	Date

Signature of Supervised Person